     Exhibit 10.30

SECOND AMENDATORY AGREEMENT
TO CREDIT AGREEMENT

     THIS SECOND AMENDATORY AGREEMENT TO CREDIT AGREEMENT (this “Amendment”) made as of the 16th of January, 2002 by and among IMPATH INC., a Delaware corporation with its chief executive office at 521 West 57th Street, New York, New York 10019, and IMPATH PREDICTIVE ONCOLOGY, INC., a Delaware corporation with its chief executive office at 521 West 57th Street, New York, New York 10019 and IMPATH-BIS INC., a Delaware corporation with its chief executive office at 521 West 57th Street, New York, New York 10019, and MEDICAL REGISTRY SERVICES, INC., a Delaware corporation with its chief executive office at 521 West 57th Street, New York, New York 10019, and IMPATH-BCP, INC., a Delaware corporation with its chief executive office at 521 West 57th Street, New York, New York 10019, and IMPATH-PCRL INC., a Delaware corporation with its chief executive office at 521 West 57th Street, New York, New York 10019, and IMPATH-HDC, INC., a Delaware corporation with its chief executive office at 521 West 57th Street, New York, New York 10019, and IMPATH INFORMATION SERVICES, INC., a Delaware corporation with its chief executive office at 521 West 57th Street, New York, New York 10019 (each of the foregoing, a “Borrower” and collectively, the “Borrowers”), and each of the financial institutions identified as Lenders on Schedule 1 annexed hereto and made a part hererof (together with each of their successors and assigns, referred to individually as a “Lender” and, collectively, as the “Lenders”), and FLEET NATIONAL BANK, a national banking association with an office at 1185 Avenue of the Americas, New York, New York 10036, acting in the manner and to the extent described in Article IX of the Credit Agreement (in such capacity, the “Agent”).

W I T N E S S E T H:

     WHEREAS, the Borrowers, the Agent and the Lenders entered into a certain Credit Agreement dated as of June 4, 2001, (as amended, the “Credit Agreement”); and

     WHEREAS, the Borrowers, the Agent and the Lenders entered into the First Amendatory Agreement to Credit Agreement dated as of September 30, 2001 (the “First Amendatory Agreement”); and

     WHEREAS, IMPATH Inc. desires to acquire all of the issued and outstanding capital stock of Tamtron Corporation, a California corporation (“Tamtron Corporation”), (the said acquisition being the “Tamtron Acquisition”) all upon terms and conditions reasonably satisfactory to Lenders, including but not limited to the terms and conditions of the Agreement and Plan of Merger annexed hereto and made a part hereof as Exhibit A(the “Merger Agreement”); and

     WHEREAS, the Lenders, the Borrowers and the Agent wish to amend the Credit Agreement in connection with the Tamtron Acquisition, and otherwise, all as hereinafter set forth.

     NOW, THEREFORE, in consideration of the mutual covenants and conditions hereinafter contained, the Borrowers, the Lenders and the Agent hereby agree as follows:

     1. All capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Credit Agreement.

     2. The definition of “Commitment”in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

     “Commitment” means, with respect to each Lender, the obligation and commitment of such Lender to make its proportionate share of the Loans to the Borrowers pursuant to Section 2.01 hereof and to participate in Letters of Credit pursuant to Section 2.01(c)(iv) in accordance with the percentages set forth on Schedule 1 annexed hereto.

     3. The definition of “Commitment Fee”in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

     “Commitment Fee” means a non-refundable fee equal to (a) the average daily unused portion of the Revolving Facility Loan Commitment multiplied by (b) if the ratio of Total Funded Debt to Pro Forma EBITDA as set forth in Section 7.03 hereof is:

Equal to or Greater than	2.0 to 1.0	0.30%
Less than	2.0 to 1.0	0.25%

The determination of the applicable percentage pursuant to the table set forth above shall be made on a quarterly basis based on an examination of the financial statements of Borrowers and Subsidiaries, which financial statements, whether annual or quarterly, shall indicate that there exists no Default or Event of Default hereunder. Each determination of the Applicable Margin shall be effective as of the first day of the calendar month following the date on which the financial statements on which such determination was based were received by the Agent. In the event that financial statements for the four full fiscal quarters most recently completed prior to such date of determination have not been delivered to the Agent in compliance with Section 5.08(a) or 5.08(b), then the Agent may determine, in its reasonable judgment, the ratio referred to above that would have been in effect as at such date, and, consequently, the Applicable Margin in effect for the period commencing on such date.

     4. The definition of “Commitment Termination Date” in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

     “Commitment Termination Date” means, with respect to a Revolving Facility Loan, the Revolving Facility Commitment Termination Date, and with respect to the Term Loan, the Term Loan Termination Date.

     5. The definition of “Financed Acquisition” in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

     “Financed Acquisition” means an acquisition which is partially or totally financed with the proceeds of a loan from Lenders and, which satisfies each of the conditions contained in the Compliance Certificate. At the present time, Lenders do not contemplate making a loan, other than the Term Loan for the financing of an acquisition.

     6. The following definition of “Funding Date” is hereby added in the correct alphabetical order to Section 1.01 of the Credit Agreement:

     “Funding Date” means that date when the Lenders fund the Term Loan.

     7. The following definition of “Funding Expiration Date” is hereby added in the correct alphabetical order to Section 1.01 of the Credit Agreement:

     “Funding Expiration Date” means February 28, 2002.

     8. The following definition of “Loans”in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

     “Loans”means the Revolving Facility Loans or the Term Loan or Loans or such other loans as Lenders may make to Borrowers, or any or all of them as the context may require.

     9. The definition of “Non-Financed Acquisition” in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

     “Non-Financed Acquisition” means an acquisition which is not partially or totally financed with the proceeds of the Term Loan or any other loan or loans from Lenders to Borrowers, and which is not otherwise prohibited under this Agreement.

     10. The definition of “Notes” in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

     “Notes”means collectively the Revolving Facility Notes, the Term Loan Notes, and any other note evidencing indebtedness from Borrowers to the Lenders.

11. The definitions of “364-Day Facility Commitment Termination Date”, “364-Day Facility Amount”, “364-Day Facility Term Loans” and “364-Day Facility Term Loan Notes” in Section 1.01 of the Credit Agreement are each hereby deleted in its entirety, and “Term Loan Termination Date” shall be substituted in all respects for references in the Credit Agreement to “364-Day Facility Termination Date”, “Term Loan Amount” shall be substituted in all respects for references in the Credit Agreement to “364-Day Facility Amount”, “Term Loan” shall be substituted in all respects for references in the Credit Agreement to “364 –Day Facility Term Loans”, and “Term Loan Notes” shall be substituted in all respects for references in the Credit Agreement “364-Day Facility Term Loan Notes”.

     12. The following definitions are hereby added in the correct alphabetical order to Section 1.01 of the Credit Agreement:

     “Amendment” means the Second Amendatory Agreement to Credit Agreement dated as of January 16, 2001 by and among the Borrowers, the Lenders and the Agent.

     “Merger Agreement” shall have the meaning assigned to such term in the third recital of the Amendment.

     “Tamtron Acquisition” shall have the meaning assigned to such term in the third recital of the Amendment.

     “Tamtron Corporation” shall have the meaning assigned to such term in the third recital of the Amendment.

     “Term Loan Termination Date” means January 31, 2007.

     “Term Loan Amount” means the total of all term Term Loans in an aggregate not to exceed TWENTY-EIGHT MILLION DOLLARS ( $28,000,000).

     “Term Loan” shall have the meaning assigned to such term in Section 2.01(b).

     “Term Loan Notes” shall have the meaning assigned to such term in Section 2.01(b).

     13. The definition of “Total Funded Debt” in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

     “Total Funded Debt” means (1) the Revolving Facility Loan, (2) the Term Loans, (3) indebtedness or liability for borrowed money, (4) obligations evidenced by bonds, debentures, notes or other similar instruments, (5) obligations as lessee under Capital Leases, (6) notes issued to sellers in connection with Permitted Acquisitions, (7) issued and outstanding Letters of Credit and unpaid reimbursement obligations with respect to Letters of Credit and (8) Subordinated Debt.

     14. Sections 2.01, 2.02, 2.3 and 2.4 of the Credit Agreement are hereby renumbered as follows:

     Section 2.01 on page 20 of the Credit Agreement is hereby renumbered as Section 2.05.

     Section 2.02 on page 22 of the Credit Agreement is hereby renumbered as Section 2.06.

     Section 2.3 on page 23 of the Credit Agreement is hereby renumbered as Section 2.11.

     Section 2.4 on page 23 of the Credit Agreement is hereby renumbered as Section 2.12.

     15. Section 2.01(b) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

     (b) The Term Loan.

          (i)      Subject to all the terms and conditions herein set forth, each Lender agrees to make a term loan to the Borrower, to the extent of their Commitment, which term loans shall aggregate TWENTY-EIGHT MILLION DOLLARS ($28,000,000) (the “Term Loan”).

          (ii)      The Term Loan shall be evidenced by a promissory note or notes in the form annexed hereto as Exhibit E (the “Term Notes”).

     The Term Loan shall be amortized over a five year (5) period. Interest only shall be payable for the first twelve months, said interest being payable accordance with Section 2.02 hereof. Thereafter, the Term Loan shall be amortized in seventeen payments of principal, plus interest payable in accordance with Section 2.02 hereof, as follows:

PAYMENT DATE	AMOUNT	PAYMENT DATE	AMOUNT
1/31/03	$1,225,000.00	1/31/04	$1,225,000.00
4/30/03	$1,225,000.00	4/30/04	$1,225,000.00
7/30/03	$1,225,000.00	7/30/04	$1,225,000.00
10/30/03	$1,225,000.00	10/30/04	$1,225,000.00

PAYMENT DATE	AMOUNT	PAYMENT DATE	AMOUNT
1/31/05	$1,225,000.00	1/31/06	$1,225,000.00
4/30/05	$1,225,000.00	4/30/06	$1,225,000.00
7/30/05	$1,225,000.00	7/30/06	$1,225,000.00
10/30/05	$1,225,000.00	10/30/06	$1,225,000.00

PAYMENT DATE	AMOUNT
1/31/07	* $8,400,000.00

(Term Loan Termination Date)

*or such other amount as may then be outstanding on the Term Loan, including but not limited to, all accrued interest, fees, costs and expenses.

(iii) Each principal payment or prepayment shall permanently reduce the Commitment to provide Term Loans of each Lender proportionately. Reborrowing shall not be permitted.

(iv) The Term Loan may be outstanding, at the Borrowers’ option, as either an Alternate Base Rate Loan or a LIBOR Rate Loan or a combination thereof. Each type of Loan shall be made and maintained at such Lender’s Lending Office for such type of Loan. The failure of any Lender to make the Term Loan to be made by it on the date specified for such Loan shall not relieve any other Lender of its obligation (if any) to make such Loan on such date, but no Lender shall be responsible for the failure of any other Lender to make such Loans to be made by such other Lender.

(v) The Borrowers shall give Agent notice of the Term Loan under this Agreement, not later than 10:00 A.M. on the day of borrowing as to an Alternate Base Rate Loan, and at least two (2) Business Days before a LIBOR Rate Loan, specifying: (a) the date of such Loan; (b) the amount of such Loan; (c) the type of Loan; and (d) in the case of a LIBOR Rate Loan, the duration of the Interest Period applicable thereto. Agent shall promptly notify each Lender of each such notice. Subject to fulfillment of the applicable conditions set forth in Article III hereof and further subject to the applicable provisions set forth in Article IX hereof and not later than 11:00 A.M. Eastern Time on the date of the Term Loan, each Lender will make available to Agent at 1185 Avenue of the Americas, New York, New York 10036 in immediately available funds, such Lender’s pro rata share of the Term Loan. After Agent’s receipt of such funds, not later than 3:30 P.M. on the date of the Term Loan and upon fulfillment of the applicable conditions set forth in Article III hereof, Agent will make the Term Loan available to the Borrowers in immediately available funds by crediting the amount thereof to the Borrowers’ account with Agent. It is understood that the full amount of the Term Loan will be advanced in a single advance and that subsequent to said advance, notwithstanding any payment or prepayment, Borrowers shall not be entitled to reborrow on the Term Loan.

     16. Section 2.04 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

     Section 2.04 Commitment and Other Fees. The Borrowers agree to pay to Agent, for the account of each Lender, a Commitment Fee, computed based upon a 360 day year, on the average daily unused portion of the Lenders’ Revolving Facility Loan Commitment from the date of this Agreement until the Revolving Facility Commitment Termination Date, payable on the last day of each quarter.

     For purposes of this section, the amount of all outstanding Letters of Credit shall be considered as a part of the used portion of the Lenders Commitment.

     Upon receipt of any Commitment Fees, Agent will promptly cause such payment to be distributed to the Lenders in the proportion that each Lender’s unused Commitment bears to the total of all the Lenders’ unused Commitments.

     In addition to the above, Borrowers and Agent have entered into a separate written agreement as to certain additional fees payable to Agent and Lenders.

     17. Section 2.05(c) is hereby deleted in its entirety.

     18. Section 2.06 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

     Section 2.06 Prepayments.

     (a) Voluntary Payments.

(i) The Borrowers may, upon at least one (1) Business Day’s notice to Agent in the case of Alternate Base Rate Loans and at least two (2) Business Days’ notice to Agent in the case of LIBOR Rate Loans, prepay the Revolving Facility Loans, in whole or in part, with accrued interest to the date of such prepayment on the amount prepaid; provided that (a) each partial payment shall be in a principal amount of not less than ONE HUNDRED THOUSAND DOLLARS ($100,000.00) as to ABR Loans and TWO HUNDRED AND FIFTY THOUSAND DOLLARS ($250,000.00) as to LIBOR Rate Loans, and (b) LIBOR Rate Loans may be prepaid only upon terms set forth in Section 2.14 hereof.

(ii) The Borrowers may, upon at least one (1) Business Day’s notice to Agent in the case of an Alternate Base Loan and at least two (2) Business Days’ notice to Agent in the case of a LIBOR Rate Loan, prepay the Term Loan, in whole or in part, with accrued interest to the date of such prepayment on the amount prepaid, provided that (a) each partial payment shall be in a principal amount of not less than ONE MILLION DOLLARS ($1,000,000.00), whether or not such prepayment is as to an ABR Loan or as to a LIBOR Rate Loan, and (b) a LIBOR Rate Loan may be prepaid only upon terms set forth in Section 2.14 hereof.

(iii) So long as no Default or Event of Default has occurred and is continuing, any prepayments by the Borrowers in accordance with this Section 2.06(a)(ii) shall be applied as follows: first, against fees or commissions due; second, against accrued interest; and third, against the Term Loan, 30% of which shall be applied to reduce the amount payable on the final Term Loan payment date and 70% of which shall be applied to reduce ratably the amount payable on the first sixteen Term Loan payment dates.

(iv) Upon receipt of any such prepayments with regard to the Term Loan or the Revolving Facility Loans, Agent will promptly cause such prepayments to be distributed to each Lender for the account of its applicable Lending Office in accordance with the terms of the Credit Agreement.

(v) If a Default or an Event of Default has occurred and is continuing, any such prepayments with respect to either the Term Loan or the Revolving Facility Loans shall be applied pursuant to Section 2.18 hereof.

(vi) Anything herein to the contrary notwithstanding, LIBOR Rate Loans may be prepaid only upon terms set forth in Section 2.14 hereof.

     (b) Mandatory Prepayments.

     (i) The Borrowers shall make mandatory prepayments of one hundred percent (100%) of the net proceeds of any asset sales (other than asset sales in the ordinary course of business).

     (ii) The Borrowers shall make mandatory prepayments of the first THREE MILLION DOLLARS ($3,000,000.00) of net proceeds of Debt offerings after the Second Amendment Effective Date (excluding net proceeds of any Debt incurred in accordance with Sections 6.02(a), 6.02(b), 6.02 (c) (to the extent such Debt was incurred in connection with a Permitted Acquisition), 6.02(d), 6.02(e), 6.02(f), or 6.02(h) hereof), or equity offerings after the Second Amendment Effective Date (excluding equity issued pursuant to employee option plans or employee purchase plans, now or hereafter in effect).

     (iii) In addition, in the event the ratio of Total Funded Debt to Pro Forma EBIDTA, as tested pursuant to Section 7.03 hereof (and, if a Debt offering, after giving pro forma effect to any such Debt), exceeds 1.75 to 1.00, the Borrowers shall make mandatory prepayments of (a) fifty percent (50%) of the net proceeds of any equity offerings after the Second Amendment Effective Date (excluding equity issued pursuant to employee option plans or employee purchase plans, now or hereafter in effect), and (b) one hundred percent (100%) of the net proceeds of Debt offerings after the Second Amendment Effective Date (excluding net proceeds of any Debt incurred in accordance with Sections 6.02(a), 6.02(b), 6.02 (c) (to the extent such Debt was incurred in connection with a Permitted Acquisition), 6.02(d), 6.02(e), 6.02(f), or 6.02(h) hereof).

     (iv) Borrowers will notify Agent in writing promptly of (i) the occurrence of any event which requires Borrowers or any of them, pursuant to Section 2.06(b), to make a mandatory prepayments hereunder, and (ii) of the estimated amount of net proceeds to be received by Borrowers therefrom. Such mandatory prepayments shall be made by Borrowers within five (5) Business Days of receipt by Borrowers of the net proceeds of any such event. Upon receipt of any such prepayments, Agent will promptly cause such prepayments to be distributed to each Lender for the account of its applicable Lending Office in accordance with the terms of the Credit Agreement.

     (v) So long as no Default or Event of Default has occurred and is continuing, any prepayments by the Borrowers in accordance with this Section 2.06(b) shall be applied as follows: first, against fees or commissions due; second, against accrued interest; and third, against the Term Loan, 30% of which shall be applied to reduce the amount payable on the final Term Loan payment date and 70% of which shall be applied to reduce ratably the amount payable on the first sixteen Term Loan payment dates.

     (vi) If a Default or an Event of Default has occurred and is continuing, any such prepayments shall be applied pursuant to Section 2.18 hereof.

     (vii) Anything herein to the contrary notwithstanding, LIBOR Rate Loans may be prepaid only upon terms set forth in Section 2.14 hereof.

     19. Section 2.09 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

     Section 2.09 Use of Proceeds. The proceeds of the Revolving Facility Loan shall be used by the Borrowers (a) to refinance existing indebtedness hereunder to Lenders, (b) to provide for working capital inclusive of transaction fees and expenses, and (c) for other general corporate purposes. The proceeds of the Term Loan shall be used by the Borrowers only (a) to refinance any outstanding balance under the 364-Day Facility Term Loan and (b) to fund the Tamtron Acquisition.

     20. Section 7.04 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

     Section 7.04 Fixed Charge Coverage Ratio. For each trailing four quarter period, Borrower will not permit the ratio of (a) EBITDA minus cash taxes minus Unfunded Capital Expenditures divided by (b) the current portion of Total Funded Debt (excluding the current portion of the Revolving Facility Notes) plus interest expense (net of interest income) (i) for the four quarters ending during the period from the date hereof through and including the fiscal quarter ending March 31, 2002, to be less than 1.20 to 1.00, (ii) for the four quarters ending during the period commencing with the fiscal quarter ending on June 30, 2002 and continuing through the fiscal quarter ending September 30, 2002, to be less than 1.30 to 1.00, and (iii) for each trailing four quarters thereafter, to be less than 1.50 to 1.00.

     21. Schedule 1 of the Credit Agreement is hereby amended and restated in its entirety by the Schedule 1 attached hereto.

22. Representations and Warranties. On and as of the date hereof, Borrowers hereby jointly and severally confirm, reaffirm and restate the representations and warranties set forth in the Credit Agreement mutatis mutandis, except to the extent that any of the representations and warranties set forth in the Credit Agreement expressly relate to a specific earlier date, as to which Borrowers jointly and severally hereby confirm, reaffirm and restate such representations and warranties as of such earlier date.

     23. Conditions Precedent to Effectiveness. This Amendment shall not become effective (the “Second Amendment Effective Date”) until the following conditions have been satisfied:

          (i)      All documents related to the Credit Agreement shall be modified as required by Lenders to reflect the provisions of this Amendment and executed copies of which shall be delivered to the Agent.

          (ii)      Such opinions of counsel for the Borrowers as Lenders may reasonably require shall be delivered to the Agent.

          (iii)      Payment of the Amendment Fee and such other fees or reimbursements as may be due from Borrowers to Agent or the Lenders. Whether or not the closing of the Tamtron Acquisition occurs, Borrowers shall be obligated to reimburse Fleet National Bank as Agent, upon demand, for any fees, costs and expenses, including but not limited to, reasonable attorneys fees incurred by Fleet National Bank as Agent in connection with this Amendment and all matters relating thereto, and to comply with such separate agreements for compensation, payment, or reimbursement as may have been entered into between Agent and Borrowers.

          (iv)      An Officer’s Certificate as to compliance with all financial covenants and absence of Defaults or Events of Default before and after the Tamtron Acquisition shall be delivered to the Agent.

          (v)      The Tamtron Acquisition must be reasonably satisfactory in all respect to the Lenders.

          (vi)      [Intentionally Deleted].

          (vii)      There shall not have occurred, as to the Borrowers and the Guarantors, since September 30, 2001, and as to Tamtron Corporation, since March 31, 2001, any material adverse change in the business, operations, assets, liabilities, properties or conditions, financial or otherwise, of the Borrowers and the Guarantors, taken as a whole, and Tamtron Corporation.

          (viii)      Evidence satisfactory to Agent of compliance by Borrowers with the provisions of Article III of the Credit Agreement to the extent applicable or necessary in the sole discretion of the Lenders to the consummation of the Amendment along with such other documentation from Borrowers or third parties as Lenders may reasonably require shall be delivered to the Agent.

          (ix)      All documents listed on Schedule 2 annexed hereto and made a part hereof, to the extent such documents are not included in subsections (i) through (viii) above shall be executed and delivered to the Agent.

               In the event, Borrowers have not complied with all the provisions set forth above on or prior to the Funding Expiration Date, this Amendment shall be deemed to be null and void and of no further effect.

     24. Amendment Fee. The Borrowers agree to pay to Agent, for the account of each Lender, an amendment fee (the “Amendment Fee”) of .05% of each Lender’s total Commitment, said fee to be earned and payable simultaneously with the execution of this Amendment, whether or not the Tamtron Acquisition closes.

     25. Continuing Effect No Other Amendments, Waivers or Consents. Except as expressly provided herein, all of the terms and provisions of the Credit Agreement are and shall remain in full force and effect. The amendments provided for herein are limited to the specific subsections of the Credit Agreement specified herein and shall not constitute a consent, waiver or amendment of, or an indication of the Agent’s or the Lenders’ willingness to consent to any action requiring consent under any other provisions of the Credit Agreement or the same subsection for any other date or time period.

     24. Counterparts. This Amendment may be executed in any number of counterparts by the parties hereto (including by facsimile transmission), each of which counterparts when so executed shall be an original, but all the counterparts shall together constitute one and the same instrument.

     25. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

[The next page is the signature page]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their respective duly authorized officers as of the date written above.

AGENT:

Fleet National Bank By: /s/ Christian J. Covello —————————————— Name: Christian J. Covello Title: Vice President

LENDERS:

Fleet National Bank By: /s/ Christian J. Covello —————————————— Name: Christian J. Covello Title: Vice President

The Bank of New York By: /s/ Gina Beyer —————————————— Name: Gina Beyer Title: Vice President

Key Corporate Capital Inc. By: /s/ James R. Lynch, Jr. —————————————— Name: James R. Lynch, Jr. Title: Vice President

BORROWERS:

IMPATH Inc. IMPATH Predictive Oncology, Inc. IMPATH-BIS Inc. Medical Registry Services, Inc. IMPATH-BCP Inc. IMPATH-PCRL Inc. IMPATH-HDC, Inc. IMPATH Information Services, Inc.

Key Corporate Capital Inc. By: /s/ Richard C. Rosenzweig —————————————— Name: Richard C. Rosenzweig Title: Vice President & General Counsel